SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                             ----------------------




                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)

                        Southwestern Life Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   845606 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                   Paul Chute
                              Brown's Dock, L.L.C.
                                 56 Prospect St.
                           Hartford, Connecticut 06115
                                 (860) 403-5594
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)



                                 June 18, 2001
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box.

----------------------------                     -------------------------------
CUSIP No. 845606 10 2               13D                      Page 2
----------------------------                     -------------------------------

================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Brown's Dock, L.L.C.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)
                                                                      (b)

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A

--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------

                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ---------------------------
                                             8       SHARED VOTING POWER

                                                     0

-------------------------------------------- ------- ---------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ---------------------------

                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
========= ======================================================================

----------------------------                     -------------------------------
CUSIP No. 845606 10 2               13D                      Page 3
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Phoenix Home Life Mutual Insurance Company
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)
                                                                      (b)

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
--------- ----------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ---------------------------
                                             8       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ---------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IC
========= ======================================================================

----------------------------                     -------------------------------
CUSIP No. 845606 10 2               13D                      Page 4
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Phoenix Investment Partners, Ltd.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)
                                                                      (b)

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             OO
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ---------------------------
                                             8       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ---------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IA
========= ======================================================================

----------------------------                     -------------------------------
CUSIP No. 845606 10 2               13D                      Page 5
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Inverness Management Fund I LLC
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)
                                                                        (b)

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH

-------------------------------------------- ------- ---------------------------
                                             8       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ---------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
========= ======================================================================

----------------------------                     -------------------------------
CUSIP No. 845606 10 2               13D                      Page 6
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              WMD LLC
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)
                                                                 (b)

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ---------------------------
                                             8       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
========= ======================================================================

----------------------------                     -------------------------------
CUSIP No. 845606 10 2               13D                      Page 7
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              J.C. Comis LLC
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)
                                                                   (b)
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ---------------------------
                                             8       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
========= ======================================================================

----------------------------                     -------------------------------
CUSIP No. 845606 10 2               13D                      Page 8
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              W. McComb Dunwoody
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)
                                                                  (b)

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ---------------------------
                                             8       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN
========= ======================================================================

----------------------------                     -------------------------------
CUSIP No. 845606 10 2               13D                      Page 9
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              James C. Comis, III
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)
                                                                       (b)

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ---------------------------
                                             8       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN
========= ======================================================================

----------------------------                     -------------------------------
CUSIP No. 845606 10 2               13D                      Page 10
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Inverness/Phoenix Partners LP
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)
                                                                       (b)

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ---------------------------
                                             8       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================

----------------------------                     -------------------------------
CUSIP No. 845606 10 2               13D                      Page 11
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Executive Capital Partners I LP
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)
                                                                     (b)

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ---------------------------
                                             8       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================

----------------------------                     -------------------------------
CUSIP No. 845606 10 2               13D                      Page 12
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Inverness/Phoenix Capital LLC
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)
                                                                        (b)

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ---------------------------
                                             8       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
========= ======================================================================

----------------------------                     -------------------------------
CUSIP No. 845606 10 2               13D                      Page 13
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              DCPM Holdings, Inc.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)
                                                                        (b)

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ---------------------------
                                             8       SHARED VOTING POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     0
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
========= ======================================================================

This Amendment No. 3 amends the statement on Schedule 13D which was originally filed on June 23, 2000 and amended by Amendment No. 1 filed on August 23, 2000 and further amended by Amendment No. 2 filed on May 11, 2001 (as amended, the "Schedule 13D"). Capitalized terms used herein and not otherwise defined have the meaning set forth in the Schedule 13D.

Item 4. Purpose of Transaction

     As previously reported in the Schedule 13D filed on May 11, 2001, on April 26, 2001, the Company, Parent and Merger Sub entered into the Merger Agreement. On June 18, 2001 (the "Closing Date"), the Offer contemplated by the Merger Agreement was consummated. Pursuant to the terms of the Offer, each share of Common Stock validly tendered and not withdrawn on or prior to June 15, 2001 was purchased by Merger Sub on the Closing Date for $18.50 in cash.

     The description of the Merger Agreement contained herein is qualified in its entirety by reference to the full text of such agreement, a copy of which has previously been filed as an exhibit to the Schedule 13D, and is hereby incorporated by reference herein.

Item 5. Interest in Securities of Issuer

     As a result of the consummation of the Offer, the undersigned ceased to be beneficial owners, directly or indirectly, of any shares of Common Stock and, accordingly, ceased to be reporting persons.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     June 25, 2001
----------------------------
          Date
                             BROWN'S DOCK, L.L.C.


                             By: /s/James C. Comis III
                                 ---------------------
                             Name: James C. Comis III
                             Its:  Managing Director


                             INVERNESS/PHOENIX PARTNERS LP

                             By: Inverness/Phoenix Capital LLC
                             Its: General Partner

                             By: Inverness Management Fund I LLC
                             Its: Managing Member

                             By: J.C. Comis LLC
                             Its: General Partner

                                      By: /s/James C. Comis III
                                          ---------------------
                                      Name: James C. Comis III
                                      Its: Managing Member

                             EXECUTIVE CAPITAL PARTNERS I LP

                             By: Inverness/Phoenix Capital LLC
                             Its: General Partner

                             By: Inverness Management Fund I LLC
                             Its: Managing Member

                             By: J.C. COMIS LLC
                             Its: General Partner

                                      By: /s/James C. Comis III
                                          ---------------------
                                      Name: James C. Comis III
                                      Its: Managing Member


                             INVERNESS/PHOENIX CAPITAL LLC

                             By: Inverness Management Fund I LLC
                             Its: Managing Member

                             By: J.C. COMIS LLC
                             Its: General Partner

                                      By: /s/James C. Comis III
                                          ---------------------
                                      Name: James C. Comis III
                                      Its: Managing Member


                             DCPM HOLDINGS, INC.
                             By: Phoenix Investment Counsel, Inc.

                             By: Paul M. Chute
                                 ---------------------
                             Name:/s/Paul M. Chute
                             Its: Managing Director


                             PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                             By: Paul M. Chute
                                 ---------------------
                             Name:/s/Paul M. Chute
                             Its: Managing Director


                             PHOENIX INVESTMENT PARTNERS, LTD.

                             By: Paul M. Chute
                                 ---------------------
                             Name:/s/Paul M. Chute
                             Its: Managing Director


                             INVERNESS MANAGEMENT FUND I LLC

                             By: J.C. COMIS LLC
                             Its: General Partner

                                      By: /s/James C. Comis III
                                          ---------------------
                                      Name: James C. Comis III
                                      Its: Managing Member

                                        WMD LLC

                             By: /s/W. McComb Dunwoody
                                 ---------------------
                             Name: W. McComb Dunwoody
                             Its: Managing Member


                             J.C. COMIS LLC

                             By: /s/James C. Comis III
                                 ---------------------
                             Name: James C. Comis III
                             Its: Managing Member

                             /s/W. McComb Dunwoody
                             ---------------------
                             W. McComb Dunwoody

                             /s/James C. Comis III
                             ---------------------
                             James C. Comis III

    EXHIBIT 3
                    AGREEMENT RE JOINT FILING OF SCHEDULE 13D


     The undersigned hereby agrees as follows: (i) Each of them is individually eligible to use the Schedule 13D to which this Exhibit is attached, and such
Schedule 13D is filed on behalf of each of them; and (ii) Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.



      June 25, 2001
--------------------------
          Date
                           BROWN'S DOCK, L.L.C.


                           By: /s/James C. Comis III
                               ---------------------
                           Name: James C. Comis III
                           Its:  Managing Director


                           INVERNESS/PHOENIX PARTNERS LP

                           By: Inverness/Phoenix Capital LLC
                           Its: General Partner

                           By: Inverness Management Fund I LLC
                           Its: Managing Member

                           By: J.C. Comis LLC
                           Its: General Partner

                                    By: /s/James C. Comis III
                                        ---------------------
                                    Name: James C. Comis III
                                    Its: Managing Member

                           EXECUTIVE CAPITAL PARTNERS I LP

                           By: Inverness/Phoenix Capital LLC
                           Its: General Partner

                           By: Inverness Management Fund I LLC
                           Its: Managing Member

                           By: J.C. COMIS LLC
                           Its: General Partner

                                    By: /s/James C. Comis III
                                        ---------------------
                                    Name: James C. Comis III
                                    Its: Managing Member


                           INVERNESS/PHOENIX CAPITAL LLC

                           By: Inverness Management Fund I LLC
                           Its: Managing Member

                           By: J.C. COMIS LLC
                           Its: General Partner

                                    By: /s/James C. Comis III
                                        ---------------------
                                    Name: James C. Comis III
                                    Its: Managing Member


                           DCPM HOLDINGS, INC.
                           By: Phoenix Investment Counsel, Inc.

                           By: Paul M. Chute
                               ---------------------
                           Name:/s/Paul M. Chute
                           Its: Managing Director


                           PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY
                           By: Phoenix Investment Counsel, Inc.

                           By: Paul M. Chute
                               ---------------------
                           Name:/s/Paul M. Chute
                           Its: Managing Director


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                           PHOENIX INVESTMENT PARTNERS, LTD.

                           By: Paul M. Chute
                               ---------------------
                           Name:/s/Paul M. Chute
                           Its: Managing Director


                           INVERNESS MANAGEMENT FUND I LLC

                           By: J.C. COMIS LLC
                           Its: General Partner

                                    By: /s/James C. Comis III
                                        ---------------------
                                    Name: James C. Comis III
                                    Its: Managing Member

                                      WMD LLC

                           By: /s/W. McComb Dunwoody
                               ---------------------
                           Name: W. McComb Dunwoody
                           Its: Managing Member


                           J.C. COMIS LLC

                           By: /s/James C. Comis III
                               ---------------------
                           Name: James C. Comis III
                           Its: Managing Member

                           /s/W. McComb Dunwoody
                           ---------------------
                           W. McComb Dunwoody

                           /s/James C. Comis III
                           ---------------------
                           James C. Comis III